Exhibit 1
Joint Filing Agreement
The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock and Warrants for Common Stock of Enumeral Biomedical Holdings, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Dated: August 15, 2017

180 DEGREE CAPITAL CORP.

By: /s/ Daniel B. Wolfe
Name: Daniel B. Wolfe
Title: President

/s/ Daniel B. Wolfe
Daniel B. Wolfe

/s/ Kevin M. Rendino
Kevin M. Rendino